Exhibit 10.17
Bill McMurray,
Thank you for your hard work at Qualtrics, and congratulations on your advancement to Chief Revenue Officer, L10. As part of this advancement, you will receive a compensation adjustment, effective 18 May 2020. Your updated compensation is shown below.

Current Base:	AUD	500,000	New Base:	AUD	950,000
Current Variable:	AUD	500,000	New Variable:	AUD	950,000
Current Total:	AUD	1,000,000	New Total:	AUD	1,900,000
In conjunction with this new role, you will be nominated for an RSU grant under the SAP SE Move SAP Plan, subject to approval by the SAP SE Executive Board. It is intended that you will receive a grant approximately equal to a grant value of USD 1,500,000; however, the grant shall be made in Euros as of the grant date, and thus the actual grant value shall be subject to currency fluctuation. This grant is subject to your commencement of employment in the role and continuous employment through the grant date.
You will continue to receive your annual retention bonus of AUD 600,000, paid quarterly, through the end of 2021, at which point said benefit will expire. You will also be nominated for an additional RSU grant in March 2021 of USD 1,000,000 ‒ 1,500,000, depending upon performance and equity budget availability. This grant is subject to your continuous employment in the role through the grant date.
Upon your relocation to the U.S. in 2021, you will be reimbursed for your relocation expenses (within reason, as approved by the Qualtrics President and/or COO and the Compensation Team), and your compensation will be updated as follows:

New Base:	USD	600,000
New Variable:	USD	600,000
New Total:	USD	1,200,000
Thanks again for all you do to help the company deliver exceptional products and services.
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